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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                  SCHEDULE TO/A
                                  (Rule 13e-4)
            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) or 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 1)
                            ------------------------

                        LORAL SPACE & COMMUNICATIONS LTD.
                           LORAL SPACECOM CORPORATION
       (Name of Subject Companies (Issuers) and Filing Persons (Offerors))
                            ------------------------

                      Options of Loral SpaceCom Corporation
              to Purchase Common Stock, Par Value $0.01 Per Share,
                      of Loral Space & Communications Ltd.,
               Having an Exercise Price Per Share of $2.00 or more
                         (Title of Class of Securities)

                                    G56462107
                    (CUSIP Number of Underlying Common Stock)

                                 Avi Katz, Esq.
                  Vice President, General Counsel and Secretary
                        Loral Space & Communications Ltd.
                         c/o Loral SpaceCom Corporation
                                600 Third Avenue
                               New York, NY 10016
                                 (212) 697-1105
                     (Name, address and telephone number of
                          person authorized to receive
                          notices and communications on
                            behalf of filing person)
                            ------------------------

                                    Copy to:
                              David K. Boston, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, New York 10019
                                 (212) 728-8000

                            ------------------------

                            CALCULATION OF FILING FEE

                   Transaction valuation* Amount of filing fee
                   ---------------------- --------------------
                          $4,300,000           $395.60

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 17,481,247 shares of Common Stock, par value $0.01, of Loral Space & Communications Ltd. having an aggregate value of $4.3 million as of January 23, 2003 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, equals $92.00 per $1,000,000.00 of the value of the transaction.

------------------------

Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

[X]

Amount Previously Paid:    $395.60     Filing party:  Loral Space & Communications Ltd.
Form or Registration No.:  005-50103   Date filed:    February 5, 2003

Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[ ]  third party tender offer subject to Rule 14d-1.

[X]  issuer tender offer subject to Rule 13e-4.

[ ]  going-private transaction subject to Rule 13e-3.

[ ]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]


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


     This Amendment No. 1 amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on February 5, 2003 (the "Schedule TO"), relating to our offer to eligible employees to exchange new options of Loral SpaceCom Corporation ("Loral SpaceCom") to purchase shares of common stock of Loral Space & Communications Ltd. ("Loral") with an exercise price per share equal to the fair market value of one share of common stock of Loral on the date of grant for certain outstanding stock options of Loral SpaceCom held by such employees under Loral's designated option plans, if those outstanding options have an exercise price per share of $2.00 or more (the "Offer"). The Offer is subject to the terms and conditions described in the Offer to Exchange dated February 5, 2003 and the related Letter of Transmittal.

Item 12 of the Schedule TO is hereby amended and restated as follows so as to
(i) file Exhibit (a)(6) the Form of Letter to Tendering Option Holders; and (ii) add Exhibit (a)(24) as attached hereto:

Item 12.  Exhibits.

(a)  (1)  Offer to Exchange, dated February 5, 2003. *

     (2)  Form of Letter of Transmittal.*

     (3)  Fact Sheet from the Company to Employees.*

     (4)  Cover Letter to Offerees, dated February 5, 2003.*

     (5)  Form of Notice of Change in Election From Accept to Reject.*

     (6)  Form of Letter to Tendering Option Holders.

     (7) Loral Space & Communications Ltd. Annual Report on Form 10-K for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 29, 2002 and incorporated herein by reference.

     (8) Loral Space & Communications Ltd. Quarterly Report on Form 10-Q for its quarter ended March 31, 2002, filed with the Securities and Exchange Commission on May 15, 2002 and incorporated herein by reference.

     (9) Loral Space & Communications Ltd. Quarterly Report on Form 10-Q for its quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002 and incorporated herein by reference.

     (10) Loral Space & Communications Ltd. Quarterly Report on Form 10-Q for its quarter ended September 30, 2002, filed with the Securities and Exchange Commission on November 14, 2002 and incorporated herein by reference.

     (11) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 7, 2002 and incorporated herein by reference.

     (12) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 9, 2002 and incorporated herein by reference.


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


     (13) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 10, 2002 and incorporated herein by reference.

     (14) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 27, 2002 and incorporated herein by reference.

     (15) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 8, 2002 and incorporated herein by reference.

     (16) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 6, 2002 and incorporated herein by reference.

     (17) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 6, 2002 and incorporated herein by reference.

     (18) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 27, 2002 and incorporated herein by reference.

     (19) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 24, 2002 and incorporated herein by reference.

     (20) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 25, 2002 and incorporated herein by reference.

     (21) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 15, 2002 and incorporated herein by reference.

     (22) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 31, 2003 and incorporated herein by reference.

     (23) Loral Space & Communications Ltd. Definitive Proxy Statement on
Schedule 14A, filed with the Securities and Exchange Commission on April 17, 2002 and incorporated herein by reference

     (24) Reminder Notice from the Company to Employees.

     (d) (1) Amended and Restated Loral Space & Communications Ltd. 1996 Stock Option Plan, dated November 11, 2002.*

     (2) Amended and Restated Loral Space & Communications Ltd. 2000 Stock Option Plan, dated November 11, 2002.*

     (3) Amendment No. 1 to the Amended and Restated Loral Space & Communications Ltd. 1996 Stock Option Plan, dated December 17, 2002.*

     (4) Amendment No. 1 to the Amended and Restated Loral Space & Communications Ltd. 2000 Stock Option Plan, dated December 17, 2002.*

* Previously filed as an exhibit to the Schedule TO on February 5, 2003, File No. 005-50103.


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


                                    SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO/A is true, complete and correct.


                                        Loral Space & Communications Ltd.

                                        /s/ Janet T. Yeung
                                        -----------------------------
                                        Janet T. Yeung
                                        Vice President, Deputy General
                                        Counsel and Assistant
                                        Secretary


                                        Loral SpaceCom Corporation

                                        /s/ Janet T. Yeung
                                        -----------------------------
                                        Janet T. Yeung
                                        Vice President, Deputy General
                                        Counsel and Assistant Secretary

Date: February 25, 2003


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


                                INDEX TO EXHIBITS


Exhibit
Number                                                Description

(a)(1)         Offer to Exchange, dated February 5, 2003. *

(a)(2)         Form of Letter of Transmittal. *

(a)(3)         Fact Sheet from the Company to Employees. *

(a)(4)         Cover Letter to Offerees, dated February 5, 2003. *

(a)(5)         Form of Notice of Change in Election From Accept to Reject. *

(a)(6)         Form of Letter to Tendering Option Holders.

(a)(7) Loral Space & Communications Ltd. Annual Report on Form 10-K for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 29, 2002 and incorporated herein by reference.

(a)(8) Loral Space & Communications Ltd. Quarterly Report on Form 10-Q for its quarter ended March 31, 2002, filed with the Securities and Exchange Commission on May 15, 2002 and incorporated herein by reference.

(a)(9) Loral Space & Communications Ltd. Quarterly Report on Form 10-Q for its quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002 and incorporated herein by reference.

(a)(10) Loral Space & Communications Ltd. Quarterly Report on Form 10-Q for its quarter ended September 30, 2002, filed with the Securities and Exchange Commission on November 14, 2002 and incorporated herein by reference.

(a)(11) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 7, 2002 and incorporated herein by reference.

(a)(12) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 9, 2002 and incorporated herein by reference.

(a)(13) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 10, 2002 and incorporated herein by reference.

(a)(14) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 27, 2002 and incorporated herein by reference.

(a)(15) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 8, 2002 and incorporated herein by reference.

(a)(16) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 6, 2002 and incorporated herein by reference.

(a)(17) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 6, 2002 and incorporated herein by reference.

(a)(18) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 27, 2002 and incorporated herein by reference.


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


(a)(19) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 24, 2002 and incorporated herein by reference.

(a)(20) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 25, 2002 and incorporated herein by reference.

(a)(21) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 15, 2002 and incorporated herein by reference.

(a)(22) Loral Space & Communications Ltd. Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 31, 2003 and incorporated herein by reference.

(a)(23)        Loral Space & Communications Ltd. Definitive Proxy Statement on
               Schedule 14A, filed with the Securities and Exchange Commission on April 17, 2002 and incorporated herein by reference

(a)(24)        Reminder Notice from the Company to Employees.

(d)(1) Amended and Restated Loral Space & Communications Ltd. 1996 Stock Option Plan, dated November 11, 2002. * (d)(2) Amended and Restated Loral Space & Communications Ltd. 2000 Stock Option Plan, dated November 11, 2002. * (d)(3) Amendment No. 1 to the Amended and Restated Loral Space & Communications Ltd. 1996 Stock Option Plan, dated December 17, 2002. *

(d)(4) Amendment No. 1 to the Amended and Restated Loral Space & Communications Ltd. 2000 Stock Option Plan, dated December 17, 2002. *


*Previously filed as an exhibit to the Schedule TO on February 5, 2003, File No. 005-50103.


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